Exhibit 99.1

Investor Contact:

Amy Glynn / Nick Laudico

The Ruth Group

Phone: (646) 536-7023 / 7030

Email: aglynn@theruthgroup.com

Email: nlaudico@theruthgroup.com

Addus HomeCare Reports Third Quarter 2011 Results

Third Quarter Financial Highlights

•	Total net service revenues were $69.4 million

•	Home & Community net service revenues were $56.2 million

•	Home Health net service revenues were $13.2 million

•	Net income was $1.8 million, or $0.17 per diluted share, before a $16.0 million non-cash goodwill and intangible asset impairment charge, up from net income of $1.5 million, or $0.14 per diluted share

Palatine, IL, November 3, 2011—Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services, announced today its financial results for the third quarter ended September 30, 2011.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “Our third quarter results, before the goodwill and intangible asset impairment charge, reflect our continued progress in improving our operations.”

Third Quarter Review

Total net service revenues for the third quarter of 2011 were $69.4 million, a 0.7% decrease compared to the prior year quarter. The acquisition of Advantage Heath Systems, Inc., dba CarePro, contributed approximately $3.3 million in net service revenues in the third quarter of 2011.

Net income for the third quarter, before considering the goodwill and intangible asset impairment charge (Impairment Charge) was $1.8 million, or $0.17 per diluted share, compared to $1.5 million or $0.14 per diluted share, in the prior year quarter.

Home & Community segment net service revenues for the third quarter 2011 were $56.2 million, a 2.0% decrease from the prior year quarter. Home & Community segment revenues included approximately $2.4 million from CarePro operations. Excluding locations closed and program eliminations in select states totaling $1.5 million in revenue, same store sales of $53.8 million in revenues were consistent with the prior year quarter. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 14.9% to $6.8 million, or 12.1% of revenue, in the third quarter, compared to $5.9 million, or 10.3% of revenue, in the prior year quarter.

Home Health segment net service revenues for the third quarter of 2011 were $13.2 million, a 5.6% increase over the prior year quarter, despite a reduction in Medicare revenues estimated at $0.4 million as a result of the rate cut enacted in 2011. Home Health segment revenues included approximately $0.9 million from CarePro operations. Home Health operating income, before considering the effect of the Impairment Charge, and including depreciation and amortization but excluding corporate expenses, was $0.2 million, or 1.4% of revenues, compared to $1.1 million, or 8.5% of revenues, in the prior year quarter.

Nine Month Review

Total net service revenues for the nine months ended September 30, 2011 were $204.5 million, a 1.4% increase compared to the prior year period. The acquisition of CarePro contributed approximately $10.0 million in net service revenues in the first nine months of 2011.

Net income, before considering the effect of the Impairment Charge, for the first nine months of 2011 was $4.0 million, or $0.37 per diluted share. This compares to net income of $4.5 million, or $0.43 per diluted share, in the same period of 2010.

Home & Community segment net service revenues for the nine months ended September 30, 2011 were $165.3 million, a 0.7% increase compared to the prior year period. Home & Community segment revenues included approximately $7.2 million from CarePro operations. Excluding locations closed and program eliminations in select states totaling $5.9 million in revenue, same store sales increased by $1.9 million, or approximately 1.2%. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, increased 7.4% to $18.1 million, or 11.0% of revenue, in the first nine months of 2011, compared to $16.9 million, or 10.3% of revenue, in the prior year period.

Home Health segment net service revenues for the nine months ended September 30, 2011 were $39.2 million, a 4.6% increase compared to the prior year period. Home Health segment revenues included approximately $2.8 million from CarePro operations. After adjusting for the Medicare rate reduction in 2011 of approximately $1.1 million, same store sales increased by $0.4 million, or 1.2%. Home Health operating income, before considering the effect of the Impairment Charge, and including depreciation and amortization but excluding corporate expenses, was $1.7 million, or 4.4% of revenues, for the first nine months of 2011, compared to $3.8 million, or 10.0% of revenues, in the prior year period.

Cash flow from operations was $11.8 million for the first nine months of 2011, compared to $5.1 million in the same period in 2010 due largely to the improved payments received from the State of Illinois, combined with an overall improvement in collections from all other payors.

Goodwill and Intangible Asset Impairment Charge

The Company performed an interim and preliminary assessment of the fair value of its two reporting units and determined the fair value of the Home & Community reporting unit was greater than its book value indicating no initial impairment. However, the preliminary assessment of its Home Health reporting unit indicated that the estimated fair value was less than the net book value of the business. This conclusion was based on the current Federal and state reimbursement environments and continued pressure on reimbursement in the Home Health reporting unit, combined with ongoing declines in the market capitalization of the Company and updates to the Company’s business projections and forecasts. Accordingly, the Company recorded an estimated non-cash goodwill and intangible asset impairment charge of $16.0 million for the three months ended September 30, 2011. This determination represents an estimate, was based on a preliminary evaluation as of June 30, 2011 and is subject to the completion of the Company’s annual impairment test as of October 1, 2011 which may result in an adjustment, which may be material, to the loss recorded in the third quarter of 2011.

Subsequent Event

In October 2011, the Company received $2.3 million from the State of Illinois as payment for prompt payment interest for delays in payment of invoices for the State’s fiscal year ending June 30, 2011.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before goodwill and intangible asset impairment charge, interest, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2011 third quarter results after the market close on Thursday, November 3, 2011. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on November 3, 2011. The toll-free number is (866) 783-2145 (international callers should call 857-350-1604), with the passcode: 95464103. A telephonic replay of the conference call will be available through midnight on November 17, 2011 by dialing (888) 286-8010 (international callers should call 617-801-6888) and entering the passcode 89880081.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website, www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2010, and in Addus HomeCare’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 4, 2011, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Income Statement Information:
Net service revenues	$69,384	$69,842	$204,478	$201,612
Cost of service revenues	48,373	49,710	144,303	142,924

Gross profit	21,011	20,132	60,175	58,688

General and administrative expenses	16,955	16,277	49,567	46,972
Goodwill and intangible asset impairment charge	15,989	—	15,989	—
Depreciation and amortization	927	1,058	2,783	2,955

Total operating expenses	33,871	17,335	68,339	49,927

Operating income (loss)	(12,860)	2,797	(8,164)	8,761

Interest expense, net	548	855	1,929	2,323

Income (loss) from operations before taxes	(13,408)	1,942	(10,093)	6,438
Income tax expense (benefit)	(4,359)	463	(3,230)	1,947

Net income (loss)	$(9,049)	$1,479	$(6,863)	$4,491

Income (loss) per common share:
Basic	$(0.84)	$0.14	$(0.64)	$0.43

Diluted	$(0.84)	$0.14	$(0.64)	$0.43

Weighted average number of common shares outstanding:
Basic	10,746	10,681	10,746	10,561

Diluted	10,746	10,681	10,746	10,561

	For the Nine Months Ended September 30,
	2011	2010
Cash Flow Information:
Net cash provided by operating activities	$11,815	$5,074
Net cash used in investing activities	(777)	(6,111)
Net cash provided by (used in) financing activities	(10,557)	1,131

Net change in cash	481	94
Cash at the beginning of the period	816	518

Cash at the end of the period	$1,297	$612

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets

Current assets
Cash	$1,297	$816
Accounts receivable, net	69,918	70,954
Prepaid expenses and other current assets	10,753	7,704
Deferred tax assets	6,338	6,324

Total current assets	88,306	85,798

Property and equipment, net	2,482	2,923

Other assets
Goodwill	50,735	63,930
Intangible assets, net	8,592	13,570
Deferred tax assets	5,666	—
Other assets	560	703

Total other assets	65,553	78,203

Total assets	$156,341	$166,924

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$4,661	$3,304
Accrued expenses	33,241	26,529
Current maturities of long-term debt	6,250	5,158
Deferred revenue	2,318	2,141

Total current liabilities	46,470	37,132

Long-term debt, less current maturities	28,402	40,027
Deferred tax liabilities	—	562
Other long-term liabilities	—	1,112

Total stockholders’ equity	81,469	88,091

Total liabilities and stockholders’ equity	$156,341	$166,924

Segment Information (Unaudited)

	For the Three Months Ended September 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$56,157	$13,227	$—	$69,384
Cost of service revenues	41,368	7,005	—	48,373

Gross profit	14,789	6,222	—	21,011
Gross profit percentage	26.3%	47.0%		30.3%

General and administrative expenses	7,382	5,914	3,659	16,955
Goodwill and intangible asset impairment charge	—	15,989	—	15,989
Depreciation and amortization	609	128	190	927

Total operating expenses	7,991	22,031	3,849	33,871

Operating income (loss)	$6,798	$(15,809)	$(3,849)	$(12,860)

Operating income, excluding impairment charge	$6,798	$180	$(3,849)	$3,129

Operating income percentage, excluding impairment charge	12.1%	1.4%	-5.5%	4.5%

	For the Three Months Ended September 30, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$57,311	$12,531	$—	$69,842
Cost of service revenues	42,812	6,898	—	49,710

Gross profit	14,499	5,633	—	20,132
Gross profit percentage	25.3%	45.0%		28.8%

General and administrative expenses	7,871	4,415	3,991	16,277
Depreciation and amortization	712	158	188	1,058

Total operating expenses	8,583	4,573	4,179	17,335

Operating income	$5,916	$1,060	$(4,179)	$2,797

Operating income percentage	10.3%	8.5%	-6.0%	4.0%

	For the Nine Months Ended September 30, 2011
	Home & Community	Home Health	Corporate	Total
Net service revenues	$165,309	$39,169	$—	$204,478
Cost of service revenues	123,221	21,082	—	144,303

Gross profit	42,088	18,087	—	60,175
Gross profit percentage	25.5%	46.2%		29.4%

General and administrative expenses	22,117	15,984	11,466	49,567
Goodwill and intangible asset impairment charge	—	15,989	—	15,989
Depreciation and amortization	1,828	385	570	2,783

Total operating expenses	23,945	32,358	12,036	68,339

Operating income (loss)	$18,143	$(14,271)	$(12,036)	$(8,164)

Operating income, excluding impairment charge	$18,143	$1,718	$(12,036)	$7,825

Operating income percentage, excluding impairment charge	11.0%	4.4%	-5.9%	3.8%

	For the Nine Months Ended September 30, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$164,156	$37,456	$—	$201,612
Cost of service revenues	122,536	20,388	—	142,924

Gross profit	41,620	17,068	—	58,688
Gross profit percentage	25.4%	45.6%		29.1%

General and administrative expenses	22,774	12,835	11,363	46,972
Depreciation and amortization	1,947	479	529	2,955

Total operating expenses	24,721	13,314	11,892	49,927

Operating income	$16,899	$3,754	$(11,892)	$8,761

Operating income percentage	10.3%	10.0%	-5.9%	4.3%

Key Statistical and Financial Data (Unaudited) (3)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
General:

Adjusted EBITDA (in thousands) (1)	$4,152	$3,924	$10,849	$11,913
States served at period end			19	19
Locations at period end			120	134
Employees at period end			13,601	13,861

Home & Community

Average census	23,026	23,333	22,761	22,471
Billable hours (in thousands)	3,323	3,371	9,736	9,795
Billable hours per business day	51,127	51,867	50,716	51,017
Revenues per billable hour	$16.90	$17.00	$16.98	$16.76

Home Health

Average census:
Medicare	1,634	1,410	1,519	1,482
Non-Medicare	1,706	1,511	1,621	1,509
Medicare admissions (2)	2,210	2,027	6,773	6,342
Medicare revenues per episode completed	$2,426	$2,646	$2,494	$2,587

Percentage of Revenues by Payor:

State, local or other governmental	80%	81%	80%	80%
Medicare	12%	11%	13%	12%
Other	8%	8%	7%	8%

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.
(3)	Key statistical and financial data for the three and nine months ended September 30, 2011 includes the acquisition of Advantage Health Systems, Inc.

Adjusted EBITDA (1) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Reconciliation of Adjusted EBITDA to Net Income (loss):

Net income (loss)	$(9,049)	$1,479	$(6,863)	$4,491
Goodwill and intangible asset impairment charge	15,989	—	15,989	—
Net interest expense	548	855	1,929	2,323
Income tax expense (benefit)	(4,359)	463	(3,230)	1,947
Depreciation and amortization	927	1,058	2,783	2,955
Stock-based compensation expense	96	69	241	197

Adjusted EBITDA	$4,152	$3,924	$10,849	$11,913

(1)	We define Adjusted EBITDA as earnings before goodwill and intangible asset impairment charge, interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.